Exhibit 99.1

Glen Ellyn, Illinois August 13, 2010 Company Release	Contact:	Scott W. Hamer President/CEO 630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported net losses (unaudited) for the three and six months ended June 30, 2010 of $2.7 million and $2.6 million, respectively.  This compares to net losses of $390,000 and $308,000 for the comparable prior year periods.  Net loss available to common shareholders, which takes into account the impact of preferred stock dividends, totaled $2.8 million for both the three and six months ended June 30, 2010 as compared to net loss available to common shareholders of $446,000 and $364,000 for the three and six months ended June 30, 2009, respectively.  For the three months ended June 30, 2010, basic and diluted loss per share totaled $2.24 compared to basic and diluted loss per share of $0.36 for the prior year period.  In addition, for the six months ended June 30, 2010, basic and diluted loss per share totaled $2.24 compared to basic and diluted loss per share of $0.29 for the six months ended June 30, 2009.  The increase in net loss for the three months ended June 30, 2010 is primarily the result of the net effect of a $3.6 million increase in provision for loan losses, a $404,000 decrease in noninterest income, $139,000 increase in noninterest expense, and a $330,000 increase in net interest income.  Similarly, the increase in net loss for the six months ended June 30, 2010 is primarily the net effect of a $3.7 million increase in provision for loan losses, a $450,000 decrease in noninterest income, a $540,000 increase in noninterest expense, and a $952,000 increase in net interest income.

Total assets at June 30, 2010 were $337.7 million, which represents a decrease of $3.8 million, or 1.1%, compared to $341.5 million at December 31, 2009.  Decreases in loans receivable, investment securities and cash and cash equivalents were offset by increases in other real estate owned (“OREO”), real estate held for investment and interest bearing time deposits.  Loans receivable decreased $7.0 million, or 3.0%, to $226.0 million at June 30, 2010 from $233.0 million at December 31, 2009, investment securities decreased $3.0 million, or 6.8%, to $41.5 million at June 30, 2010 from $44.5 million at December 31, 2009 and cash and cash equivalents decreased $1.2 million, or 4.7%, to $24.6 million at June 30, 2010 from $25.8 million at December 31, 2009.  Other real estate owned increased $1.0 million, or 40.1%, to $3.4 million at June 30, 2010 from $2.4 million at December 31, 2009.  In addition, real estate held for investment increased to $3.0 million at June 30, 2010 from zero at December 31, 2009 and interest bearing time deposits increased $2.4 million, or 383.2%, to $3.0 million at June 30, 2010 from $618,000 at December 31, 2009.  The decrease in loans and increases in other real estate owned and real estate held for investment during the six months ended June 30, 2010 is primarily due to the Bank (1) taking possession of several properties through foreclosure proceedings and transferring them to other real estate owned and (2) accepting a deed in lieu of foreclosure on another property, which has been leased.  Included in other real estate owned at June 30, 2010 are two one-to-four family residences, two multi-unit condominium buildings, two mixed use commercial/residential properties and one commercial property.  Deposits decreased $1.6 million, or 0.6%, to $296.7 million at June 30, 2010 from $298.3 million at December 31, 2009.  This decrease primarily consists of decreases in: (1) money market accounts of $8.7 million, or 20.4%, to $34.2 million at June 30, 2010 from $42.9 million at December 31, 2009; (2) certificates of deposit of $12.9 million, or 10.6%, to $108.9 million at June 30, 2010 from $121.8 million at December 31, 2009; and (3) non interest-bearing demand deposit accounts of $684,000, or 2.3%, to $29.3 million at June 30, 2010 from $30.0 million at December 31, 2009.  These decreases were partially offset by an increase in regular savings accounts of $21.0 million, or 80.0%, to $47.1 million at June 30, 2010 from $26.1 million at December 31, 2009.  The increase in regular savings accounts is primarily due to the introduction of a higher rate savings account in November 2009.  The percentage of regular savings accounts to total deposits increased to 15.9% at June 30, 2010 from 8.8% at December 31, 2009 and the percentage of certificates of deposit to total deposits decreased to 36.7% at June 30, 2010 from 40.8% at December 31, 2009.  Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $200,000, or 1.4%, to $14.6 million at June 30, 2010 from $14.8 million at December 31, 2009.

Stockholders’ equity decreased $2.3 million, or 10.0%, to $20.4 million at June 30, 2010 from $22.7 million at December 31, 2009.  The decrease in stockholders’ equity  was primarily due to the Company’s net loss for the six months ended June 30, 2010 partially offset by an increase of $495,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.  As of June 30, 2010 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value of $10.62 per share at that date.

Net interest income before provision for loan losses increased $330,000, or 15.2%, to $2.5 million for the three months ended June 30, 2010 and $952,000, or 22.7%, to $5.1 million for the six months ended June 30, 2010 as compared to the comparable prior year periods.  These increases are primarily due to decreases in the average cost of interest bearing liabilities of 81 and 82 basis points for the three and six months ended June 30, 2010, respectively.  The average cost of interest bearing liabilities decreased to 1.24% and 1.32% for the three and six months ended June 30, 2010, respectively, from 2.05% and 2.14% for the comparable prior year periods.  The effect of this decrease in average cost was partially offset by decreases in the average yield on interest-earning assets of 53 and 42 basis points for the three and six months ended June 30, 2010, respectively.  The average yield on interest-earning assets decreased to 4.44% and 4.61% for the three and six months ended June 30, 2010, respectively, from 4.97% and 5.03% for the comparable prior year periods.  The net interest margin, expressed as a percentage of average earning assets, increased 21 basis points to 3.27% for the three months ended June 30, 2010 from 3.06% for the three months ended June 30, 2009.  In addition, the net interest margin, expressed as a percentage of average earning assets, increased 35 basis points to 3.38% for the six months ended June 30, 2010 from 3.03% for the six months ended June 30, 2009.  The average yield on loans decreased 62 and 43 basis points for the three and six months ended June 30, 2010, respectively, compared to the comparable prior year periods.  This decrease is primarily due to the increase in nonaccrual loans and associated reversal of loan interest income.  Nonperforming loans increased $17.0 million, or 369.6%, to $21.6 million at June 30, 2010 from $4.6 million at June 30, 2009.  The average yield on loans decreased to 5.02% and 5.20% for the three and six months ended June 30, 2010, respectively from 5.64% and 5.63% for the comparable prior year periods.

The provision for loan losses increased $3.6 million and $3.7 million for the three and six months ended June 30, 2010, respectively, compared to the prior year periods.  The increase in the provision is the result of management’s quarterly analysis of the allowance for loan loss.  Nonperforming loans increased $6.6 million to $21.6 million, or 6.4% of total assets, at June 30, 2010 from $15.0 million, or 4.4% of total assets, at December 31, 2009.  The ratio of the allowance for loan losses to nonperforming loans totaled 20.3% and 32.0% at June 30, 2010 and December 31, 2009, respectively.  Management continues to take aggressive actions in indentifying and disposing of problem credits.

Noninterest income decreased $404,000 to $296,000 for the three months ended June 30, 2010 as compared to the comparable prior year period.  The decrease is primarily due to a decrease in gain on sale of loans of $153,000 and a decrease in service charges on deposit accounts of $29,000.  In addition, write-downs on other real estate owned totaled $185,000 compared to zero for the comparable prior year period.  Noninterest income decreased $450,000 to $778,000 for the six months ended June 30, 2010 as compared to the comparable prior year period.  The decrease is primarily due to a decrease in gain on sale of loans of $220,000, a decrease in service charges on deposit accounts of $58,000 and a decrease in gain on sale of securities of $50,000.  In addition, write-downs on other real estate owned totaled $185,000 compared to zero for the comparable prior year period.  Partially offsetting these decreases was an increase of $58,000 in gain on sale of foreclosed assets.

Noninterest expense increased $139,000, or 5.1%, to $2.9 million for the three months ended June 30, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorney’s fees of $82,000, and other real estate owned expenses of $128,000.  These increases are partially offset by decreases in compensation and benefits expense of $79,000 and FDIC premiums of $99,000.  The decrease in compensation and benefits expense is primarily the result of lower incentive payments.  The increase in OREO expenses and attorneys fees’ are related to the increase of $2.5 million in OREO to $3.4 million at June 30, 2010 compared to $880,000 at June 30, 2009.   Noninterest expense increased $540,000, or 10.5%, to $5.7 million for the six months ended June 30, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorney’s fees of $144,000, and other real estate owned expenses of $229,000.  These increases in OREO expenses and attorneys fees’ are related to the increase in OREO mentioned above.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $337.7 million in assets at June 30, 2010.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2009
Total assets	$337,672	$341,524	$341,530
Loans receivable, net	226,010	228,949	232,972
Investment securities available-for-sale	41,512	44,821	44,544
Deposits	296,671	297,740	298,311
FHLB Advances and other borrowings	14,600	14,700	14,800
Stockholders' equity	20,446	23,021	22,707
Nonperforming assets	24,920	16,095	17,431
Nonperforming loans	21,564	12,234	15,035
Allowance for loan losses	4,374	4,799	4,812
Selected ratios:
Total equity to total assets	6.05%	6.74%	6.65%
Allowance for loan losses as a % of nonperforming assets	17.6%	29.8%	27.6%
Allowance for loan losses as a % of loans	1.90%	2.05%	2.02%
Book value per share	$10.62	$12.85	$12.83
Market value per share	$8.25	$8.50	$7.55
Quarterly net interest margin (1)	3.27%	3.52%	3.27%
Subsidiary Bank:
Tier 1 capital to average assets	6.30%	7.60%	7.70%
Tier 1 capital to risk-weighted assets	8.80%	10.50%	10.30%
Total capital to risk-weighted assets	10.00%	11.70%	11.50%

	Three months ended		Six months ended
	June 30,		June 30,
Selected operating data: (Unaudited)	2010	2009	2010	2009
(In thousands, except per share data)
Interest income	$3,388	$3,515	$7,006	$6,943
Interest expense	890	1,347	1,870	2,759
Net interest income	2,498	2,168	5,136	4,184
Provision for loan losses	4,425	870	4,665	960
Net interest income after provision for loan losses	(1,927)	1,298	471	3,224
Noninterest income	296	700	778	1,228
Noninterest expense	2,878	2,739	5,706	5,166
Loss before income tax	(4,509)	(741)	(4,457)	(714)
Income tax benefit	(1,824)	(351)	(1,882)	(406)
Net loss	(2,685)	(390)	(2,575)	(308)
Preferred stock dividends and accretion	(110)	(56)	(220)	(56)
Net loss available to common shareholders	$(2,795)	$(446)	$(2,795)	$(364)

Loss per share - basic	$(2.24)	$(0.36)	$(2.24)	$(0.29)
Loss per share - diluted	$(2.24)	$(0.36)	$(2.24)	$(0.29)

Selected performance ratios:
Return on average assets (1)	-3.17%	-0.50%	-1.53%	-0.20%
Return on average equity (1)	-46.72%	-8.11%	-22.48%	-3.43%
Noninterest expense to average total assets (1)	3.39%	3.53%	3.39%	3.41%
Net interest margin (1)	3.27%	3.06%	3.38%	3.03%
Average total assets	$340,137	$311,123	$339,131	$305,696
Average total equity	23,050	19,297	23,102	18,080

(1) Annualized.